Exhibit 5.1

Suite 1800 222 S.W. Columbia Portland, OR 97201-6618 503-226-1191 Fax 503-226-0079 www.aterwynne.com

March 23, 2005

Board of Directors
Pixelworks, Inc.

8100 SW Nyberg Road
Tualatin, Oregon 97062

Gentlemen:

        In connection with the registration of 200,000 shares of common stock (the “Common Stock”), of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 23, 2005, and the proposed offer and sale of the Common Stock pursuant to the terms of the Pixelworks, Inc., 2000 Employee Stock Purchase Plan, as amended (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan have been duly authorized and when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ ATER WYNNE LLP